(LOGO) people's bank

People's Bank
Bridgeport Center, 850 Main Street
Bridgeport, Connecticut 06604-4913

203.338.7171


April 26, 1999

KPMG LLP
Stamford Square
3001 Summer Street
Stamford, CT 06905

Ladies and Gentlemen:

We are providing you this letter in connection with your examination of management's assertions about compliance by People's Bank ("People's") with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers ("USAP") as of and for the year ended December 31, 1998, to the extent that such standards were applicable to the revolving home equity lines of credit serviced by People's for
(i) PNC Bank, National Association and (ii) Crestar Bank. We recognize that obtaining representations from us concerning the information contained in our assertions is a significant procedure enabling you to express opinions thereon. Accordingly, we make the following representations, which are true to the best of our knowledge and belief in all material respects:

1. We are responsible for complying with the minimum servicing standards in the USAP to the extent that such standards apply to the aforementioned revolving home equity lines of credit.

2. We are responsible for establishing and maintaining effective internal control over compliance with those minimum servicing standards.

3. We have performed an evaluation of People's compliance with those minimum servicing standards.

4. As of and for the year ended December 31, 1998, People's has complied, in all material respects, with those minimum servicing standards.

5. We have disclosed to you all known compliance with those minimum servicing standards.

6. We have made available to you all documentation related to compliance with those minimum servicing standards.

7. We have disclosed any communications from regulatory agencies, internal auditors, and other practitioners concerning possible noncompliance with those minimum servicing standards, including communications received between the end of the period addressed in management's assertion and the date of the independent accountants' report.

8. We have disclosed to you that People's status as an approved loan servicer has not been suspended by any investor or regulatory agency within the past twelve months.

9. We have disclosed to you any known noncompliance with the applicable minimum servicing standards occurring subsequent to December 31, 1998.


Michael J. Cataldo
First Vice President, Operations


Joseph G. Cervini
Vice President, Loan Servicing